EX-10.6
                                   DRILLING AGREEMENT

                               DRILLING AND OPERATING AGREEMENT

THIS AGREEMENT is made and entered into effective this 27 day of December 2000 by and between NESS ENERGY
INTERNATIONAL, INC., a Washington corporation (hereinafter the
"Operator"), and HESED ENERGY INTERNATIONAL, INC., a Texas corporation (hereinafter the "Hesed").

WITNESSETH:

WHEREAS, Hesed is the owner of oil and gas Licenses and/or the oil and gas properties identified on Exhibit A attached hereto and made a part thereof, and the parties hereto have reached an Agreement to explore and develop these Licenses and/or oil and gas interests for the production of oil and gas to the extent and as herein after provided

NOW, THEREFORE, it is mutually agreed by and between Hesed and Operators as follows:

1. DEFINITIONS. As used in this Agreement, the following words and terms shall have the meanings here ascribed to them:

(a) The term "oil and gas" shall mean oil, gas, casing head gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

(b) The terms "oil and gas lease", "lease" and "Licenses" shall mean: The Licenses granted Hesed pursuant to the terms of the Petroleum Law, 1952 ("the Law") as set forth in Exhibit A hereto, as such may be extended from time to time and any and all Leases in to which any such Licenses are converted pursuant to the Law and any extensions thereof by the government of Israel.

(c) The term "Drill Site" shall mean any area subject to a License or Lease listed on Exhibit A, including but not limited to the Drill Site of the Har
Sedom 1 re-entry well and the Elohim Perazim well, both of which are within the boundaries of the Ness Carve Out, and allocated to a well to be drilled hereunder on such License or Lease.

(d) The term "Producing Well" shall be defined as follows: A gas well shall be considered to be a producing well once it is directly connected to a gas transmission line approved by Hesed and the appropriate government authorities, even though temporarily shut-in due to overproduction or the failure of the transmission or gas company to take the gas. An oil well shall be considered to be a producing well, if it is producing oil in commercially marketable quantities.

2. EXHIBITS. The following Exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

(a) Exhibit "A" as shall be amended from time to time, shall include the Licenses and Leases granted to Hesed and the wells to be drilled on any such License or Lease and shall indicate the working and net revenue interests in each such License, Lease and Well.

(b)  Exhibit "B" - is the Lapidoth Drilling Contract.

(c)  Exhibit "C" is the Authorization for Expenditures

If any provisions of these Exhibits are inconsistent with any provision contained in the body of this Agreement as between the parties hereto, the provisions in the body of this Agreement shall prevail.

3. INTERESTS OF PARTIES. Unless changed by other provisions of this Agreement, all costs and liabilities incurred in operations under this Agreement shall be borne and paid, and all equipment and material acquired in operations on the Licenses and Leases shall be owned by the parties as their working interests are shown on Exhibit A. All production of oil and gas from the Licenses and Leases, subject to the payment of royalties to the government of Israel under the Law, shall be owned by the parties in the same manner during the term hereof.

Each party shall be responsible for securing curative matter and pooling amendments or Agreements required in connection with Licenses and Leases or oil and gas interests contributed by such party. The Operator shall be responsible for the preparation and recording of Pooling Designations or Declarations as well as the conduct of hearings before Governmental Agencies for the securing of spacing or pooling orders if required. This shall not prevent any party from appearing on its own behalf at any such hearing.

4.  OPERATOR.

4.1  Designation of Operator.  Ness Energy
International, Inc. shall be the Operator of the Licenses and Leases and wells to be drilled thereon and shall conduct and direct and have full control of all operations on the Licenses and Leases as permitted and required by, and within the limits of, this Agreement. It shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.

4.2  Resignation or Removal of Operator.

(a)  Operator may resign its duties and
obligations under this Agreement at any time by giving
Hesed written notice of not less than ninety (90) days.
Upon resignation or termination, Operator shall immediately deliver to the new Operator (as selected by Hesed) copies of all records and information necessary for the new
Operator to discharge its duties and obligations. Operator, after the effective date of removal or resignation, shall be bound by the terms hereof as a Non-Operator.

(b) Hesed shall have the right to remove the Operator and terminate this Agreement for cause (as hereinafter defined) after giving the Operator written notice of not less than ninety (90) days. For purposes of this Section 4.2(b), the term "cause" shall mean:

(i)  the Operator's failure or refusal to carry out its duties under this
Agreement, following written notice from Hesed of not less than thirty
(30)
days indicating the basis for Hesed's claim; or

(ii) the Operator becomes insolvent, bankrupt or is placed in receivership;
or
(iii) the Operator willfully breaches the terms of this Agreement and fails to cure such breach following thirty (30) days' written notice from Hesed, setting forth the terms of such breach.

Such removal shall not become effective until 7:00 A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of written notice as provided above, unless otherwise agreed by Hesed and the Operator. Operator, after the effective date of the resignation or removal under this Section 4, shall be bound by the terms hereof as a Non-Operator if and to the extent it has any working interest in any of the Licenses or Leases. A change of a corporate name or structure of Operator or a transfer of Operator's interest in any single subsidiary, parent or successor corporation shall not be the basis for the removal of the Operator.

(b) Upon the resignation or removal of Operator, a successor Operator shall be selected by Hesed if necessary, subject to the approval, if necessary, of other owners of working interests in the relevant License, Lease or Drill Site.

4.3 Employees. The number of employees used by Operator in conducting operations hereunder, their selection, and the hours, labor and the compensation for services performed by these employees shall be determined by Operator, and all such employees shall be the employees of Operator.

4.4 Drilling Contracts. All wells drilled on the Drill Sites shall be drilled on a turnkey basis for 100% WI as described on Exhibit "A".

5.  DRILLING AND OPERATIONS.

5.1  Agreement to Drill.

5.1.1  Operator agrees to drill or cause to be
drilled, a well for oil and gas on the Elohim
Perazim and any other wells to be drilled on the Ness 1 Carve Out or the Masada Licenses. Sites,
All wells to be drilled under this Agreement shall be drilled to a depth sufficient to test the targeted formation targeted by Hesed as evidenced by la logging survey, and the well bore shall be of sufficient size that they may be completed using sufficient production casing;
provided, however, that the parties hereto may decide to complete or abandon the well at lesser depth.

5.1.2 Operator shall undertake and have full and direct control of all drilling and production activities, subject to the limitations contained herein. Operator shall conduct all operations with due diligence and in accordance with good oil field practices and shall comply with all applicable state conservation laws, with the valid rules, regulations and orders of any duly constituted regulatory body of Israel. local laws,

5.1.3 During the course of drilling operations on each well conducted pursuant to this Agreement, Operator agrees to furnish Hesed, upon request, daily drilling reports specifying depth, drilling penetration rate, formation and all shows of oil or gas; to permit access to derrick floor and rig area and to all pertinent information concerning such operations. The log analysis will be reported in two-foot intervals and also will include the net thickness of pay, total porosity-feet, average porosity, and average water saturation for the targeted Formation.

5.1.4  The drilling of the Har Sedom re-entry
well hereunder shall commence no later than as prudently as possible following the execution of this Agreement in accordance with the requirements of the Hesed License and Ness Carve
Out and the Lapidoth Drilling contract (Exhibit
B) and the drilling of each additional well shall commence in accordance with the timetable agreed between Hesed and Operator in accordance with the requirements of the applicable Leases and Licenses.

5.1.5  The Operator shall have each Drill Site
surveyed and staked and shall obtain approval from the applicable state regulatory authority for all permits necessary for the conduct of drilling operations on each Drill Site.

5.1.6  Included as part of the cost of
drilling, Operator will supply a gamma ray-neutron log and a density log and such other log or logs as shall be deemed necessary or appropriate by the Operator of each well.

5.1.7  Immediately upon completion, Operator
shall file all necessary information with the applicable regulatory authorities and shall upon request furnish Hesed a copy of the completion report. Operator shall also file on behalf of Hesed any and all periodic and other reports to the Israeli regulatory authorities as required by law or otherwise duly requested by them.

5.1.8  Hesed shall upon request be furnished
with full and complete information in connection with the drilling of the Wells immediately upon performance, including daily drilling reports, notices prior to logging, copies of all logs and weekly operating summaries.

5.1.9  The Operator endeavor to keep all
Licenses and Leases free from liens and
encumbrances occasioned by operations under this
Agreement .   However,  Operator needs not
discharge any lien, which it disputes unless specifically requested to do so in writing by Hesed. In the event Hesed request the Operator to discharge a disputed lien, Hesed shall be stopped from invoking the notice and termination provisions of Section 6.5.2 with respect to any defective services or materials giving rise to the disputed lien, and any further costs necessary to remedy such defective services and material shall be borne solely by Hesed.

6.0  WORK TO BE PERFORMED.

6.1  The Operator will commence drilling the Har
Sedom I re-entry well, as hereinabove provided, time being of the essence hereunder, and will perform its obligations hereunder diligently, with dispatch and in accordance with the terms of the Licenses so as to finish drilling the wells to be drilled hereunder as hereinabove set forth; provided, however, that in the event that, by reason of the occurrence of any acts of God, labor strikes, major delays in delivery of tubular pipe for drilling or other causes for delay beyond the Operator's reasonable control, the Operator's obligation hereunder shall instead be to drill all of the wells to be drilled hereunder by the earliest possible date. Should Lapidoth claim a Force
Majeure event under the terms of the drilling contract (see
Exhibit B) then said claim shall also constitute a claim under this Agreement. If it is decided by following consultations between Hesed and Operator to conduct a seismic program prior to the commencement of the Har Sedom 1 re-entry well and such seismic program is approved by the Israeli authorities, Ness shall conduct such seismic program prior to commencement of the Har Sedom I re-entry well in accordance with good oilfield practices and commence the Har Sedom I re-entry well as soon as prudently possible following the completion of the seismic program in accordance with the requirements of the Hesed License and Ness Carve Out and Lapidoth Drilling Contract as then in effect.

6.2  The Operator will, within the limits of the AFE
(see Exhibit C), provide all materials, supplies, tools labor and services required (I) to drill and complete each well through the production gate, including but not limited to the derrick, drilling rig, casings, bits, drill pipe, and all water, power, fuel and lubricants required at the well site; (ii) for gas production, to install, or supervise the installation of (where the terms of any gas marketing or transmission Agreement to which Hesed is a party requires) meters, meter houses, gathering lines and all other equipment required to connect each well to a gas transmission line selected by Hesed and (iii) for oil production, to install meters, meter houses and other equipment as may be necessary or advisable therefore. The Operator shall also be responsible for all waste, oil, water, sand and mud that may result from its drilling operations, shall gather and properly contain the same during such operations and at the conclusion thereof shall properly dispose of the same.

6.3 Following the completion of any well and its connection to the required gas transmission line, the Operator shall, upon request, furnish Hesed with an accurate, itemized list of all equipment and appliances constituting a part of such well as so completed and connected. The Operator upon request shall deliver to Hesed good and marketable title to such equipment and appliances, free and clear of all liens and encumbrances, such delivery of title to be evidenced by the delivery to Hesed of a general warranty bill of sale and such other evidence of transfer of ownership of such equipment and appliances.

6.4 Election at Casing Point. After any well has been drilled to the objective depth stated in the initial notice and appropriate tests have been made, herein referred to as casing point, Operator shall give immediate notice to Hesed setting forth its recommendation with respect to the running and setting of a production string of casing and completing the well. Hesed shall have a period of twenty-four (24) hours thereafter within which to notify the Operator whether or not it desires to participate in the running and setting of the production string of casing and the completion of the well. The decision shall be made in the sole discretion of Hesed. If Hesed elect to participate, Operator must participate in such activities to the extent of its interest, if any, in the well and shall conduct the proposed operation with respect to the running and setting of the production string of casing and completing the well for the account of all such Parties.

6.5 Subsequent Operations. Should any party hereto desire to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well jointly owned by all the parties and not then producing in paying quantities, the party desiring to drill, rework, deepen or plug back such a well shall give the other parties notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formation and the estimated costs of the operation. Notice of proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be limited to thirty (30) days. Failure of a party receiving such notice to reply within the period fixed above shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice or response given by telephone shall be promptly confirmed in writing.

6.6 Drilling Procedures. In drilling and, where applicable, completing any well hereunder and connecting the same to the required gas transmission line, unless otherwise specified by Hesed, the Operator shall comply with the procedures set forth in Exhibit B attached hereto. The Operator will follow such of the foregoing steps as may be applicable in drilling and completing an oil well and will also take such actions as may be necessary or desirable, or otherwise specified by Hesed to permit the recovery and sale of oil there from if oil is discovered in marketable quantities.

6.7  Payment of Drilling Costs.

6.7.1  In consideration of the agreement of
Operator to drill the Wells, Hesed hereto agree to pay Operator their respective shares of the Total Intangible Cost (as hereinafter defined) as soon as practical after the execution of this Agreement. All tangible equipment will be provided immediately upon request of the Operator.

6.7.2 The payments made pursuant to Section 6.4.1 are made to provide the Operator with adequate working capital to drill the Wells and to allow the Operator to pay and drilling contractor or service companies' amounts required pursuant to a contractual Agreement or required to secure fixed price commitments for the provision of such services.

6.7.3  As used in this Agreement, "Total
Intangible Cost" shall mean the items designated
Total Intangible Costs, as specified on the Authority for Expenditures ("AFE") attached hereto as Exhibit D, for all the Wells.

6.7.4  Hesed shall be responsible, whether by
paying the cost or by contribution such items in kind, for all costs incurred for Tangible Equipment.

6.8  Included Services and Materials: Completion
Services to be performed by Operator under this Agreement shall include provision of location and access, drilling supervision, logging and perforating, formation treating, well testing, cement, cement service, drilling fluids, bits, reamers, stabilizers, packer, control equipment, drilling rig, water supply, pit lining, casing crews, filling of pits, payment of crop damage and other services necessary for drilling of the Wells, including providing hookups, tie-ins, and acquiring rights-of-way, and the plugging and abandonment of the well, if a determination to do so is made before the setting of production casing, and all other services and materials that are necessary or required in order to operate the wells and related facilities and to market the oil and gas produced from such well.

6.9 Right To Take Production In Kind. The parties hereto shall have the right to take production in kind or separately dispose of its share of all oil and gas produced from the Licenses and Leases. Subject to the foregoing provisions, Hesed may execute a power of attorney, revocable at will, to the Operator to permit the Operator to execute such division orders and contracts as may be necessary for the sale of its interest in production from the Licenses and Leases.

6.10  Access To Licenses and Leases: Information.
Hesed shall have access to the Licenses and Leases at all reasonable times, at its sole risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator's books and records relating hereto. Upon request, Operator shall furnish each of the other parties with copies of forms or reports filed with governmental agencies, daily drilling reports, well logs, and a weekly well status report (for the first six (6) months after the drilling of each well is commenced). In addition, the Operator will make available to Hesed tank tables, daily gauge and run tickets, weekly operating summaries and other documents relating to the operation of the wells, and shall make available samples of any cores or cuttings taken from any well drilled on Licenses and Leases.

In addition to the information specifically provided for in this Section 6.10 and in Sections 6.11 and 6.12 of this Agreement, the Operator shall, upon written request, provide
Hesed with copies of the following documents:

(a)  form of a copy of executed Division Order;

(b)  Gas Purchase contracts;

(c)  recorded Assignment of Working Interest;

(d)  location plat map;

(e) certificate of insurance (indicating the insurance and the coverages required pursuant to
Section 7.9 of the Agreement.

6.11 Audit Provisions. Operator shall cause to be kept a complete and accurate book of accounts for the wells subject to this Agreement (both as to drilling operations and producing operations and shall make available all books and records of accounts to the auditors retained by Hesed for purposes of preparing tax returns and audited financial statements. Operator also shall provide copies of all third party invoices and other documentation as required by said auditors. Access shall be provided to said auditors or Certified
Public Accountants not later than February 15 of each calendar year.

6.12 Abandonment of Wells. Any well, which has been drilled under the terms of this Agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the written consent of both parties hereto. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within thirty (30) days after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. If either the Hesed or the Operator desire to plug and abandon a well and the other party wishes to continue operations, such party will purchase the other party's interest in the well by paying the other party its share of the net salvage value for such well. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling of such well.

6.13  Well Operations. Operator agrees to be
responsible for and furnish sufficient well operators and supervisory personnel including but not limited to the hiring of Lapidoth Israel Oil Prospectors Corporation, Ltd. To drill and complete all wells and to:

(a)  Gauge production stock tanks and record
correctly in gauge reports;

(b) Drain salt water of oil storage tanks and arrange for disposal in a disposal facility approved by the Israeli authorities;

(c)  Calculate amount of production from tank tables;

(d)  Note on gauge report number of hours and downtime and reason;

(e)  Report unusual changes in well
production with recommended changes or repairs and record in remarks section of gauge report;

(f)  Operate and maintain equipment such as
separators, gas production units, heaters, hydraulic lifts with timing devices, drips, gas gathering lines, pumping units, if applicable, and other auxiliary equipment;

(g)  Operate and maintain all meters and
provide the Hesed and Operator with volume calculation. Charts will be retained by Operator with volume calculation. Charts will be retained by Operator for a minimum of twenty-four (24) months and will be made available to the Hesed upon request.

(h)  Take production well tests as directed and report gauge report;

(i)  Supervise the treating of wells with
emulsion breakers, paraffin solvents, corrosion inhibitors, etc., as required;

(j)  Maintain production at levels mutually
agreed upon by Hesed and Operator with existing equipment, recommending changes in equipment as may be necessary for maintaining or increasing production;

(k)  Direct supervision of all well
servicing, construction work and major and minor maintenance work;

(l)  Prepare all forms, records, reports,
run tickets, downtime reports, and well service tickets;

(m) Furnish labor, transportation and hand tools required for normal operations and maintenance, including pick-up trucks, gauge line, wrenches, rakes, shovels, tools, etc.

(n)  Conduct an adequate preventive
maintenance program and safety program;

(o)  Purchase, order and/or negotiate for
all materials and services necessary for continued normal and economic lease/well operations;

(p)  Report on the foregoing at periodic intervals;

(q)  Conduct all operations of the wells in
a good and workmanlike manner and in conformity with the terms of the Lease(s); and

(r) Prepare all necessary tax reports with the assistance of Operator ("Ness").

6.14  Deep, Drilling Arrangements. From time to time,
Ness, acting as Operator, may propose to Hesed that one or more wells on Exhibit A be drilled to test and evaluate a deeper formation than the primary development formation than the primary development formation. The decision to participate in such deeper drilling shall be in the sole discretion of Hesed. All drilling shall be in the sole discretion of Hesed. All drilling, development, completion and operating activities on or in connection with such a designated deep drilling prospect shall be conducted pursuant to the terms of this Agreement and Exhibits hereto.

7.  EXPENDITURES AND LIABILITY OF PARTIES.

7.1 Liability of Parties: The liability of the parties shall be several, not joint and collective. Each party shall be responsible for only its obligations, and shall be liable only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Licenses and Leases and Drill Sites. Accordingly, the liens granted among the parties in Section 7.2 are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a mining or other Joint Venture or association, or to render the parties liable as partners.

7.2  Liens and Payment Defaults. Each party to this
Agreement grants to the other party a lien upon its oil and gas rights in the Licenses and Leases, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at a rate equal to the "Prime Rate" (as then in effect for the Operator's principal lending bank) plus one percent (1%) per annum. The bringing of a suit and the obtaining of judgment by either party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by either party in the payment of its share of expense, the other party shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of the defaulting party's share of oil and/or gas until the amount owed by the defaulting party, plus interest has been paid. Each purchaser shall be entitles to rely upon the other party's written statement concerning the amount of any default.

7.3 Payments and Accounting. Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Licenses and Leases pursuant to this Agreement and shall charge Hesed its share upon the expense basis provided in
Section 7.4 hereof , Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

7.4 Costs and Expenses: Adjustment. After a well is placed in production, (which shall be deemed to have occurred upon the sale of any oil and/or gas from such well) the Operator shall deliver to Hesed an itemized statement of all costs and expenses paid during each month on or before the forty-fifth
(45th) day following the first day of such month as follows:

(a)  Direct Costs. The Operator shall charge
each owner of the working interest its pro rata share of the amount of all reasonable charges paid by the Operator for services or equipment rendered or used on or for wells located in the Licenses and Leases. All such charges shall be in the amount paid by the Operator and shall be competitive with the similar charges of other prudent operators and appropriate for the area and circumstances. Such charges shall be limited to Operator's Direct Charges. Operator shall provide Hesed with a statement enumerating these Direct Charges.

(b)  Operating Fee. Operator shall make a
monthly overhead charge of $_________ "Operating
Fee" prorated to each owner of the working interest for each producing well. The Operating
Fee will be subject to increases or decreases giving due regard to the Operator's reasonable costs; provided, however, that this monthly operating fee will not be increased before 2002.

(c)  Adjustment. Each owner of the working
interest shall have the right of an adjustment for any error in any statement rendered by Operator if the error is disclosed to Operator within two (2) years of the date of the statement.

7.5 Limitation on Expenditures. Without the prior written consent of Hesed, Operator shall not undertake any single project within the Licenses and Leases, which is reasonably estimated to require an expenditure in excess of Five Thousand Dollars ($5,000.00). Upon written request of Hesed, Operator shall furnish copies of its "Authority for Expenditures" ("AFE") for any single project exceeding the amount set forth above. However, in the case of an explosion, fire, flood or other sudden emergency, whether of the same or different nature, and whether mandated by a government authority or not, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency and to safeguard life and property, but Operator shall, as promptly as possible, report the emergency to Hesed.

7.6 Liability -- Hold Harmless. Operator shall conduct all operations with reasonable diligence and ordinary care, but Operator shall not be liable to Hesed for the result of any errors of judgment or mistakes or for losses sustained or liabilities incurred except as may result from gross negligence or willful or wanton misconduct. Operator agrees to indemnify and hold harmless Hesed as to any claims for damages or actions or causes of action which might arise from and which might be in any way occasioned as a result of Operator's gross negligence or willful or wanton misconduct on behalf of Hesed.

7.7 Claims and Lawsuits. Operator shall charge the joint account for all damage settlements made up to $15,000 unless the Operator is found guilty of gross negligence or willful misconduct. In cases where Hesed takes over management of settlement negotiations or litigation all expenses and all damage awards or settlement shall be charged to the joint account unless the Operator was guilty of gross negligence or willful or wanton misconduct. Proof of Operator's conduct in accordance with good oil field practice shall be a complete defense to any charge of gross negligence and shall be a sufficient basis for charging the joint account.

7.8 Taxes. Operator shall make return for and pay on behalf of Hesed all applicable and any additional taxes (including taxes in the nature of VAT) that from time to time may be levied relating to production and the sale thereof. If the Operator deems any tax to be excessive or improper, it may undertake the necessary action to protest such tax to the proper tax authorities.

7.9 Insurance. At all times, while operations are conducted hereunder, Operator shall comply with the applicable laws of Israel. In addition, Operator shall have in effect comprehensive general public liability insurance to cover the risks of accidents and/or damages to persons and/or property, which may occur in the course of operations conducted under this Agreement. Operator's policy of commercial insurance coverage shall include Hesed as insured, whether or not specifically named, with respect to liability arising out of its interest and for operations conducted by Operator pursuant to this Agreement. Costs of insurance related solely to the Operator's capacity as a business owner and otherwise unrelated to the operations, including drilling and production operations, pursuant to this Agreement. Costs of insurance related solely to the Operator's capacity as a business owner and otherwise unrelated to the operations, including drilling and production operations, pursuant to this Agreement shall be deemed to b an overhead expense of Operator and not chargeable to Hesed. All other liability insurance costs shall be allocated among all wells operated by Operator on a per well basis and shall be charged as a direct cost pursuant to Section 7.4 hereof The comprehensive general public liability insurance shall be at least in the amount of Three Hundred Thousand Dollars ($300,000) bodily injury liability for each occurrence and Two Million Dollars ($2,000,000) bodily injury liability aggregate and property liability insurance with limits of Three Hundred Thousand Dollars ($300,000) for each occurrence and Three Hundred Thousand Dollars ($300,000) aggregate.

Operator shall also carry automobile insurance in the amount of Two Hundred Fifty Thousand Dollars ($250,000) for injury or death to one person and Five Hundred Thousand Dollars ($500,000) for injury or death of more than one person in any one automobile accident and property damage insurance to the extent of One Hundred Thousand Dollars ($100,000). The cost of automobile insurance is not chargeable as a direct expense to Hesed.

7.10 Revenues from Sale of Oil. The oil, if any, produced from the wells drilled pursuant to this Agreement shall be marketed by Operator to such oil purchasers in the area paying a comparable price for oil produced in the area of similar grade and quality. Operator hereby agrees to take all necessary actions in order to insure that the Hesed receives its share of the proceeds of the sale of any crude oil produced. For convenience in accounting procedures, however, the Operator is hereby authorized to direct payment of One Hundred percent of the proceeds of any crude oil sale to the Operator in its name alone and Hesed, if so requested, agrees to execute such indemnifying division orders as may be prepared by Operator and/or purchaser for such purposes. The Operator, in turn, agrees to make distribution to Hesed of its share of the proceeds and to bill the Joint Venture for its obligation in accordance with the provisions of this Agreement.

7.11 Sale of Gas. All natural gas production shall be transported through sales lines constructed at the sole cost of the Operator. These sales lines will be owned by and shall be the separate property of the Operator. All arrangements concerning the gathering, compression, gas marketing, delivery, sale, transportation or otherwise concerning such natural gas shall be governed by a Gas Transportation and marketing or purchase agreement to be entered into between Operator and

8. SURRENDER OF LEASES. The Licenses and Leases covered by this Agreement, shall not be surrendered in whole or in part unless all parties consent thereto or unless by operation of law.

9.  TRANSFER OF INTERESTS.

9.1 Limitations on Transfer. No party hereto shall sell, assign, transfer, or otherwise dispose of its interest (or any part thereof) in the Licenses and Leases except pursuant to the provisions of the Law (and with respect to interests in the Ness Carve Out, the provisions of the April 1998 Agreement between Hesed and I.O.C..-Israel Oil Company Ltd.) and pursuant to the following provisions: Drill Sites except pursuant to the following provisions:

9.1.1  Any party may sell or otherwise
voluntarily dispose of its interest (or any part thereof) if it obtains the prior written consent of the other party, or parties, hereto, which consent shall not be unreasonably withheld.

9.1.2  No party shall make any transfer of its
interest without making the transfer expressly subject to this Agreement and requiring the transferee, in writing, to assume and to agree to perform all obligations of the transferor under this Agreement relating to the interest assigned.
No transfer of an interest shall be effective as between the parties until the first day of the month following the delivery to the Operator of the original or a certified copy of the instrument of transfer conforming to the requirements of this Section and applicable laws.
No such transfer shall relieve the transferring party of any obligations accrued hereunder prior to such effective date and any Agreement to participate in the drilling, completing, deepening or plugging back of a well prior to such effective date shall be deemed an accrued obligation as to all costs subsequently incurred in connection therewith.

9.1.3 Subject to provisions of applicable law, any party may mortgage, pledge or otherwise encumber its interest (or any part thereof) without restriction at any time.

9.1.4 In the event of any seizure and/or sale of a party's interest (or any part thereof) by a creditor of such party, whether or not made in accordance with law, such seizure and/or sale shall not operate to relieve such party of any of its obligations hereunder, and the party acquiring such interest shall not thereby become a party hereto, and shall not have any of the rights herein conferred upon such party, except that such party may be entitled to receive the share of the revenues, income or gain and, upon sale of interests in the Licenses and Leases and Wells to be drilled thereon, the share of the Licenses and Leases and Wells to which such party would have been entitled hereunder.

9.1.5 Any purported assignment, sale, transfer or other disposition of an interest which does not comply with this Article IX shall be void and need not be recognized by the parties hereto.

10. FORCE MAJEURE. If Operator is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, it shall give prompt written notice to Hesed of the force majeure with reasonably full particulars concerning it; thereupon the obligations of the Operator, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The Operator shall use all possible diligence to remove the force majeure as quickly as possible.

The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Operator, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the Operator.

The term "force majeure" as here employed shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental restraint, unavailability of services or equipment, or any other cause, whether of the kind specifically enumerated above, or otherwise, which is not reasonably within the control of the Operator claiming suspension.

11. NOTICES. All notices authorized or required between the Operator and Hesed and required by the provisions of this Agreement shall, unless otherwise specified, be given in writing by United States Mail, postage prepaid, and addressed to the party to whom notices are given at these addresses:

Operator:    Ness Energy International, Inc.
             4201 Interstate 20-East Service Rd.
             Willow Park, TX 76087

Hesed:       Hesed Energy International, Inc.
             4201 Interstate 20-East Service Rd.
             Willow Park, TX 76087

Notices shall be deemed to be given only when received by the party to whom such notice is directed or when evidenced by certified mail return receipt.

12. TERM OF AGREEMENT. This Agreement shall continue in full force and effect for the term of the Licenses held by Hesed and Leases into which such Licenses may be converted. All materials, equipment and personal property have been removed from the Licenses and Leases and disposed of and final settlement made between the parties hereto. Termination of this Agreement shall not relieve any party hereto from any liability, which has accrued prior to the date of such termination.

13. COMPLIANCE WITH LAWS. This Agreement shall be subject to the conservation laws of Israel, to the valid rules, regulations, and orders of any duly constituted regulatory body of Israel; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

14. ENTIRE AGREEMENT. This Agreement contains the entire Agreement between Operator and Hesed relating to operations of the Licenses and Leases and wells to be drilled thereon, and there are no other terms, conditions, promises, understandings or representations, express or implied.

15. AMENDMENT. This Agreement may only be amended and be binding upon the parties when such amendment is concurred in by the parties in writing.

16.  MISCELLANEOUS.

(a) This Agreement is entered into and shall be construed in accordance with the laws of Texas.

(b) The covenants and obligations of this Agreement shall extend to and be binding upon the heirs, successors and assigns of the respective parties.

(c) The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any provision hereof or be used to construe any of such provisions.

Signed and Acknowledged in the Presence of:

HESED ENERGY INTERNATIONAL INC.


By: /s/  Hayseed Stephens
Hayseed Stephens, President


/s/  Susanne Littlefield
Susanne Littlefield, Witness


/s/  Rick Palmer
Rick Palmer, Witness


NESS ENERGY INTERNATIONAL, INC.


By: /s/  Hayseed Stephens
Hayseed Stephens


/s/  Susanne Littlefield
Susanne Littlefield, Witness


/s/  Rick Palmer
Rick Palmer, Witness

                                        EXHIBIT A


          License:                       Hesed
                                         Ness II Carve Out

          Well Name:                     Har Sedom #1

          Net Revenue Interest:          12.5% State of Israel
                                         87.5% Hesed Energy
International, Inc.

          Working Interest:              100% Hesed Energy
International, Inc.